SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                           LAMCO Trust I

Address of Principal Business Office (No. & Street, City, State Zip Code):

                      600 Atlantic Avenue, Boston, MA 02210

Telephone Number (including area code):  (617) 722-6000

Name and address of agent for service of process:

John L. Davenport, Esq., Vice President and Associate General Counsel, Liberty Financial Companies, Inc., Federal Reserve Plaza, Boston, MA 02210

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

      Pursuant to the requirements of the Investment Company of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf of the City of Boston and State of Massachusetts on the 4th day of November 1998.


[SEAL]                             LAMCO TRUST I
                                   --------------------------------------------
                                By /s/ John L. Davenport
                                   --------------------------------------------
                                       John L. Davenport, Trustee and Secretary

Attest: /s/ William Parmentier
        ----------------------
        President
        ----------------------
        (title)